Exhibit (e)(4)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of September 23, 2011, between Allos Therapeutics, Inc. (“Allos”) and Spectrum Pharmaceuticals, Inc. (“Spectrum”).

In order to facilitate the consideration and negotiation of a possible negotiated transaction involving Allos and Spectrum (referred to collectively as the “Parties” and individually as a “Party”), each Party has requested access to certain non-public information regarding the other Party and the other Party’s subsidiaries. (Each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient.”) This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1. Limitations on Use and Disclosure of Confidential Information. Subject to section 4 and section 12 below, neither the Recipient nor any of the Recipient’s Representatives (as defined in section 14 below) will, at any time, directly or indirectly:

(a) make use of any of the Provider’s Confidential Information (as defined in section 11 below), except for the specific purpose of considering, evaluating and negotiating a possible negotiated transaction between the Parties; or

(b) disclose any of the Provider’s Confidential Information to any other Person (as defined in section 14 below).

The Recipient will be liable and responsible for any breach of this Agreement by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this Agreement. The Recipient will (at its own expense) take all actions reasonably necessary to restrain its Representatives from making any unauthorized use or disclosure of any of the Provider’s Confidential Information.

2. Provider Contact Person. Any request by the Recipient or any of its Representatives to review any of the Provider’s Confidential Information must be directed to the individual identified opposite the name of the Provider on Exhibit A (the “Provider Contact Person”). Neither the Recipient nor any of the Recipient’s Representatives will contact or otherwise communicate with any other Representative of the Provider with respect to a possible negotiated transaction involving the Parties without the prior written authorization of the Provider Contact Person.

3. No Representations by Provider. The Provider Contact Person will have the exclusive authority to decide what Confidential Information (if any) of the Provider is to be made available to the Recipient and its Representatives. Neither the Provider nor any of the Provider’s Representatives will be under any obligation to make any particular Confidential Information of the Provider available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information of the Provider previously furnished. Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Parties and is validly executed on behalf of the Parties (a “Definitive Agreement”) will have legal effect.

Confidentiality Agreement

4. Permitted Disclosures. Without limitation of section 12 below:

(a) Notwithstanding the limitations set forth in section 1 above:

(i) the Recipient may disclose Confidential Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s disclosure thereof;

(ii) subject to section 4(b) below, the Recipient may disclose Confidential Information of the Provider to any Representative of the Recipient, but only to the extent such Representative (A) needs to know such Confidential Information for the purpose of helping the Recipient evaluate or negotiate a possible negotiated transaction between the Parties, and (B) has signed a confidentiality agreement containing, or is bound by, confidentiality obligations at least as restrictive as those contained herein; and

(iii) subject to section 4(c) below, the Recipient may disclose Confidential Information of the Provider to the extent required by applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of the Recipient’s securities are listed or quoted) or by valid legal process.

(b) If the Provider delivers to the Recipient a written notice stating that certain Confidential Information of the Provider may be disclosed only to specified Representatives of the Recipient, then, notwithstanding anything to the contrary contained in section 4(a)(ii) above, the Recipient shall not thereafter disclose or permit the disclosure of any of such Confidential Information to any other Representative of the Recipient.

(c) If the Recipient or any of the Recipient’s Representatives is requested pursuant to, or required by law or regulation (including, without limitation, any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of the Recipient’s securities are listed or quoted) or by subpoena or other valid legal process to disclose any of the Provider’s Confidential Information to any Person, then the Recipient will promptly provide, to the extent permitted by law, the Provider with written notice of the applicable law, regulation or process so that the Provider may seek a protective order or other appropriate remedy. The Recipient and its Representatives will use reasonable efforts to cooperate with the Provider and the Provider’s Representatives in any attempt by the Provider to obtain any such protective order or other remedy. If the Provider elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient disclose Confidential Information of the Provider, and if the Recipient furnishes the Provider with a written notice that the Recipient has been advised by legal counsel that the disclosure of such Confidential Information is legally required, then the Recipient may disclose such Confidential Information to the extent legally required; provided, however, that the Recipient and its Representatives will use their reasonable efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

5. Return of Confidential Information. If either Party determines that it does not wish to proceed with a possible negotiated transaction with the other Party, the Party that made such determination shall promptly advise the other Party in writing of that determination. Upon the Provider’s request, the Recipient and the Recipient’s Representatives will promptly deliver to the Provider any of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives; provided, however, that, in lieu of delivering to the Provider any such Confidential Information, the Recipient may destroy such Confidential Information and deliver to the Provider a certificate confirming its destruction. Notwithstanding the delivery to the Provider (or the destruction by the Recipient) of Confidential Information of the Provider pursuant to this section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement. In addition, notwithstanding this section 5, the Recipient (i) may retain a reasonable number of secure copies of the Provider’s Confidential Information to

Confidentiality Agreement

the extent required to comply with legal or regulatory requirements, established document retention policies or demonstrate compliance with this Agreement, and (ii) shall not be required to destroy any computer files stored securely by it that are created during automatic system back-up; provided that, such files are not accessed for any purpose other than set forth in clause (i) of this section 5.

6. Limitation on Soliciting Employees. Each Party agrees that, during the period commencing on the date of this Agreement and ending on the first anniversary of the date of this Agreement, such Party will not and will not permit any Representative of such Party or of any subsidiary of such Party who is or becomes aware of the negotiation of a possible transaction between the Parties to solicit for employment with such Party or any of its subsidiaries any Specified Employee of the other Party; provided, however, that this section 6 will not prevent either Party from: (a) causing to be placed any general advertisement or similar notice that is not targeted specifically at employees of the other Party or its subsidiaries; or (b) engaging any recruiting firm or similar organization to identify or solicit persons for employment on behalf of such Party, or soliciting the employment of any Specified Employee of the other Party who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target any employees of the other Party or its subsidiaries. For purposes of this section 6, a person shall be deemed to be a “Specified Employee” of a Party if: (i) such person is employed by such Party or by any subsidiary of such Party on the date of this Agreement or becomes employed by such Party or by any subsidiary of such Party during the period in which such Party is continuing to negotiate a possible transaction with the other Party; and (ii) such person’s employment shall not have been involuntarily terminated by such Party or by a subsidiary of such Party.

7. No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving either of the Parties will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Each Party reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving such Party and to modify any procedures relating to any such process without giving notice to the other Party or any other Person; (b) to reject any proposal made by the other Party or any of the other Party’s Representatives with respect to a transaction involving such Party; and (c) to terminate discussions and negotiations with the other Party at any time. Each Party recognizes that, except as expressly provided in any binding written agreement between the Parties that is executed on or after the date of this Agreement: (i) the other Party and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other party; and (ii) such Party will not have any rights or claims against the other Party or any of the other Party’s Representatives arising out of or relating to any transaction or proposed transaction involving the other Party. Further, each Party may currently or in the future be developing information internally or receiving information in confidence from others that may be similar or competitive to the information received from the other Party. Accordingly, nothing in this Agreement shall be construed as a representation or inference that a Party will not develop products or processes, for itself or others, that compete with the products or processes contemplated by the other Party, as long as it does so in a manner that does not violate the terms of this Agreement. Nothing in this Agreement shall prohibit or be construed to prohibit either Party from continuing or pursuing research and development activities, either internally or with third parties, related to (x) small molecule drugs for the treatment of cancer generally or (y) products or technology similar to those of the other Party in particular; provided that no such activities are in violation of the confidentiality, restriction on use or other provisions of this Agreement.

8. No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

Confidentiality Agreement

9. Remedies. Each Party shall indemnify and hold harmless the other Party and the other Party’s Representatives against and from, and shall compensate and reimburse the other Party and the other Party’s Representatives for, any damage, loss, claim, liability or reasonable expense (including reasonable legal fees and the reasonable cost of enforcing the other Party’s rights under this Agreement) arising out of or resulting from any unauthorized use or disclosure of any of the other Party’s Confidential Information or any other breach of this Agreement by such Party or any of its Representatives. Each Party acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by such Party or by any of such Party’s Representatives and that the other Party would suffer irreparable harm as a result of any such breach. Accordingly, each Party will also be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the other Party or any of the other Party’s Representatives. The indemnification and equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Party or any of its Representatives has breached this Agreement, such Party will be liable for, and will pay to the other Party and the other Party’s Representatives, the reasonable legal fees incurred by the other Party and the other Party’s Representatives in connection with such litigation (including any appeal relating thereto).

10. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon and inure to the benefit of each Party and its respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws that would cause the laws of another jurisdiction to apply). Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in New York City for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in New York City; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in New York City has been brought in an inconvenient forum.

11. Confidential Information. For purposes of this Agreement, the Provider’s “Confidential Information” will be deemed to include only the following:

(a) any information relating directly or indirectly to the business of the Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is or that has been made available to the Recipient or any Representative of the Recipient by or on behalf of the Provider or any Representative of the Provider, including without limitation any technical data, trade secrets, know-how, ideas, promotional materials, product attributes, research, study results, prototypes, samples, formulas, compounds, methods, plans, specifications, characteristics, raw material data, software, inventions, discoveries, processes, designs, drawings, schematics whether or not patentable, financial condition, product plans, clinical trials, services, customers, potential customers, distribution systems, suppliers, markets, business, technology, marketing and commercialization plans, sales, manufacturing, purchasing and accounting methods, strategy, budgets, contracts, grants, costs, profits, employees and consultants, plans for future development, and other information of a similar nature, regardless of whether such information is in written, oral, electronic or other form;

(b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of

Confidentiality Agreement

the Recipient and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)” of this sentence;

(c) the existence and terms of this Agreement, and the fact that information of the type referred to in clause “(a)” of this sentence has been made available to the Recipient or any of its Representatives; and

(d) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the Parties, and the proposed terms of any such transaction.

However, the Provider’s “Confidential Information” will not be deemed to include:

(i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives in breach of this Agreement;

(ii) any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Provider or any of the Provider’s Representatives, provided that the source of such information was not and is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information;

(iii) any information that becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of the Provider’s Representatives, provided that such source is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information; or

(iv) any information that is or was independently developed or acquired by the Recipient or any of its Representatives without reference to, incorporation of, or other use of Confidential Information of the Provider.

12. AMAG Merger Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Parties expressly agree that (a) Allos may use information of the type referred to in clause “(c)” or clause “(d)” of the definition of “Confidential Information” (any such information, “Confidential Transaction Information”), or may disclose Confidential Transaction Information to AMAG Pharmaceuticals, Inc. (“AMAG”) and its subsidiaries and affiliates and its and their respective officers, directors, employees and representatives, in each case to the extent that Allos determines, after consultation with its outside legal counsel, that such use or disclosure is reasonably necessary to comply with the terms of the Agreement and Plan of Merger and Reorganization, dated as of July 19, 2011, among Allos, AMAG and Alamo Acquisition Sub, Inc., as amended from time to time (the “AMAG Merger Agreement”), including, without limitation, Sections 4.4(a) and 5.2 of the AMAG Merger Agreement, and (b) each Party may publicly disclose Confidential Transaction Information to the extent such Party determines such disclosure is reasonably necessary in order to comply with (i) applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which Allos’ securities are listed or quoted) or (ii) the fiduciary duties of its Board of Directors. Allos represents and warrants to Spectrum that, other than with respect to this Section 12 and except for any “standstill” provisions contained in that certain Mutual Confidentiality Agreement between Allos and AMAG, dated as of March 23, 2011 (the “AMAG Confidentiality Agreement”), this Agreement is no less favorable to Spectrum than the AMAG Confidentiality Agreement is to AMAG.

13. Term. Other than section 6, the term of which is specified therein, this Agreement shall terminate and be of no further force or effect on the date that is five (5) years after the date of this Agreement; provided that sections 1, 3, 4, 5, 8, 9, 10, 11, 13 and 14 shall survive expiration of this Agreement and continue in full force and effect in accordance with their respective terms.

Confidentiality Agreement

14. Miscellaneous.

(a) For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or becomes (i) a subsidiary or other affiliate of such Party, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other affiliates.

(b) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(c) The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(d) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(e) By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

(f) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures reasonably necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(g) This Agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof.

(h) This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Confidentiality Agreement

The parties have caused this Agreement to be executed as of September 23, 2011.

Allos Therapeutics, Inc.		Spectrum Pharmaceuticals, Inc.

By:	/s/ Marc Graboyes	By:	/s/ Brett L. Scott

Name: Marc Graboyes		Name: Brett L. Scott

Title: SVP, General Counsel Address: 11080Circle Point Road Westminster, CO 80020		Title: SeniorVice President and Acting Chief Financial Officer Address: 11500S. Eastern Avenue, Suite 240 Henderson, NV 89052

Exhibit A

Provider Contact Information

Spectrum Pharmaceuticals, Inc.:

Bimal R. Shah, Vice President, Finance-Business Development

Avi N. Oler, Vice President of Operations and Head of Alliances

Allos Therapeutics, Inc.:

Bruce A. Goldsmith, Vice President, Corporate Development

Jeremy Bender, Sr. Director, Corporate Development